Exhibit 7.06

February 28, 2014

Mr. Tianwen Liu

Building 16, Dong Qu

10 Xibeiwang Dong Lu

Haidian District

Beijing 100193

P. R. China

Dear Mr. Liu,

Reference is made to the Consortium Agreement (the “Consortium Agreement”) dated as of June 6, 2013 by and between Mr. Tianwen Liu and ChinaAMC Capital Management Limited (“ChinaAMC”). Capitalized terms used but not defined in this letter agreement (this “Agreement”) shall have the meanings given to such terms in the Consortium Agreement.

1. Pursuant to Section 18(i) of the Consortium Agreement, the parties thereto may terminate the Consortium Agreement by mutual written agreement. Accordingly, the Consortium Agreement is terminated effective as of the date hereof.

2. Each party hereto acknowledges and agrees that ChinaAMC and Mr. Tianwen Liu shall each be responsible for 30.00% and 35.00%, respectively, of the fees and out-of-pocket expenses incurred by the Consortium relating to the Transaction on or prior to the date hereof (the “Fees and Expenses”) in accordance with Section 7(a) of the Consortium Agreement (with the remaining 35.00% of such fees and expenses to be shared by Accurate Global Limited, Advanced Orient Limited and CSOF Technology Investments Limited pursuant to the Framework Agreement dated as of July 24, 2013 among ChinaAMC and such entities). The total amount of the Fees and Expenses is US$1,268,438. Therefore, ChinaAMC shall be responsible for US$380,531 of the Fees and Expenses, of which US$315,234 remain outstanding and payable by ChinaAMC after offsetting the amount advanced by ChinaAMC. Such fees and expenses shall be paid within 30 days after the date hereof.

3. Each party hereto further acknowledges and agrees that other than Section 6 of the Consortium Agreement that would survive the termination of the Consortium Agreement, ChinaAMC, on the one hand, and Mr. Tianwen Liu, on the other hand, shall not be liable to the other party in relation to the Consortium Agreement upon payment of their respective shares of the Fees and Expenses in accordance with Section 2 above.

[Signature page follows]

Please countersign a copy of this letter agreement and return it to the undersigned to confirm your agreement with the terms set forth in this letter agreement.

Yours faithfully,

ChinaAMC Capital Management Limited

By:	/s/ David Chow

	Name:	David Chow

	Title:	Authorized Signatory

ACKNOWLEDGED AND AGREED:

Tianwen Liu

/s Tianwen Liu